UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2023

Zevra Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36913	20-5894398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of principal executive offices)		(Zip Code)

(321) 939-3416
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ZVRA	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2023, the Board of Directors (the “Board”) of Zevra Therapeutics, Inc. (the “Company”) appointed Neil F. McFarlane to serve as the Company’s President and Chief Executive Officer, effective October 10, 2023. Concurrently with his appointment as President and Chief Executive Officer, Mr. McFarlane was appointed to serve as a member of the Board. Mr. McFarlane has been designated as the Company’s principal executive officer, succeeding Christal M.M. Mickle., the Company’s former interim President and Chief Executive Officer, in such role. Ms. Mickle will continue serving in her role as Chief Development Officer.

Neil F. McFarlane, age 51, has served as a director of Collegium Pharmaceutical since April 2022. Mr. McFarlane previously served as the Chief Executive Officer and a member of the board of directors of Adamas Pharmaceuticals, Inc. between September 2019 and November 2021, when Adamas was acquired by Supernus Pharmaceuticals, Inc. Mr. McFarlane worked as an independent consultant between June 2019 and August 2019. From August 2016 to May 2019, Mr. McFarlane served as the Chief Operating Officer of Retrophin, Inc., now known as Travere Therapeutics, Inc., where he was responsible for overseeing operations. From 2011 to 2016 Mr. McFarlane served as Vice President and General Manager of UCB, Inc.'s U.S. Immunology Business Unit and as Vice President for its Global Bone Business Unit in collaboration with Amgen Inc. Prior to his positions at UCB, Mr. McFarlane held positions of increasing responsibility with Genzyme Corporation (“Genzyme”) and Sangstat Medical Corporation prior to its acquisition by Genzyme. Mr. McFarlane previously served as an officer and enlisted soldier in the United States Army Reserves. He received his B.S. degree and M.S. degree in Nursing from the University of Florida. Our Board believes that Mr. McFarlane’s over 25 years of global biopharmaceutical and life sciences experience provide him with the qualifications and skills to serve as a director.

CEO Compensation

In connection with Mr. McFarlane’s appointment as the Company’s President and Chief Executive Officer, the Company and Mr. McFarlane entered into an employment agreement, effective October 10, 2023 (the “Agreement”). Pursuant to the Agreement, Mr. McFarlane is entitled to (i) an annual base salary of $700,000, (ii) an annual performance-based target bonus of 60% of his annual base salary, (iii) an option to purchase 600,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on October 10, 2023, and (iv) restricted stock units covering 200,000 shares of the Company's common stock. The option and restricted stock units were granted to Mr. McFarlane as inducement awards under the Company's 2023 Employment Inducement Award Plan. The option and restricted stock units will vest in four equal annual installments, with the first such installment occurring on October 10, 2024 (subject to Mr. McFarlane’s continued service to the Company through the applicable vesting date). In addition, Mr. McFarlane will receive commuting and relocation assistance in connection with his move to Florida. Upon a termination of Mr. McFarlane’s termination without cause by the Company or resignation for good reason, Mr. McFarlane is entitled to receive (i) an amount of cash equal to 1.0 times annual base salary, (ii) a pro-rated target annual bonus for the year in which termination occurs, (iii) twelve months of Company paid COBRA continuation coverage, and (iv) full vesting of his outstanding and unvested equity awards. However, if any such termination occurs within one month prior to or six months after a change in control, he will instead receive (i) an amount of cash equal to 1.5 times annual base salary, (ii) a target annual bonus for the year in which termination occurs, (iii) eighteen months of Company paid COBRA continuation coverage, and (iv) full vesting of his outstanding and unvested equity awards. Upon Mr. McFarlane’s termination due to death of disability, Mr. McFarlane will receive a pro-rated target annual bonus. Mr. McFarlane is also subject to 12-month post-termination non-competition and non-solicitation restrictions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, Mr. McFarlane has entered into an indemnification agreement with the Company.

Resignation of Joseph B. Saluri from Board of Directors

On October 10, 2023, Joseph B. Saluri, a member of the Board of the Company, resigned from such position, effectively immediately after the appointment of Mr. McFarlane.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Employment Agreement, effective as of October 10, 2023, between Zevra Therapeutics, Inc. and Neil F. McFarlane.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zevra Therapeutics, Inc.

Date: October 10, 2023	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, MBA, CPA
Chief Financial Officer, Secretary and Treasurer